Exhibit 99.1

MATTEL NAMES MARGARET H. GEORGIADIS AS CHIEF EXECUTIVE OFFICER,

EFFECTIVE FEBRUARY 8, 2017

Christopher A. Sinclair to Serve as Executive Chairman;

Richard Dickson to Continue as President and Chief Operating Officer

EL SEGUNDO, Calif. January 17, 2017 – Mattel, Inc. (NASDAQ: MAT) today announced that Margaret (“Margo”) H. Georgiadis has been named as Chief Executive Officer, effective February 8, 2017. Ms. Georgiadis, who will also join Mattel’s Board of Directors, was most recently President, Americas at Google Inc.

She will succeed Christopher A. Sinclair as CEO. Mr. Sinclair, who has led the company as Chairman and CEO since early 2015, joined Mattel’s Board in 1996 and has served previously as Independent Lead Director and Chair of the executive and audit committees. Going forward, he will serve as Executive Chairman of the Board.

Said Mr. Sinclair, “Over the last two years, with the help of all of our colleagues around the world, we have dramatically transformed Mattel – reenergizing our creative culture, restoring excitement to our iconic brand portfolio and delivering on our vision to make Mattel the recognized leader in play, learning and development worldwide. I could not be more proud of the organization and what it has accomplished, or more excited about the Company’s future with Margo Georgiadis as our CEO. Margo is a proven and extraordinarily talented executive with a deep understanding of how to build and scale brands on a global basis and expertise in effectively engaging consumers and retail partners in a rapidly evolving digital world. She has successfully led efforts to deliver above market growth and profitability by creating transformational partnerships across content, media and technology providers and through innovation in product development and customer engagement.” Sinclair continued, “As Executive Chairman, I will work with Margo, Richard Dickson and the rest of the executive team on the smoothest possible transition.”

“Mattel has seen a tremendous turnaround under Chris’s leadership and the company is well-positioned for the future. On behalf of the Board, I want to thank Chris, his management team and all Mattel employees for their efforts,” said Michael J. Dolan, Mattel’s Independent Lead Director. “We are delighted that Margo has agreed to lead the team as CEO. Her leadership experience at Google and elsewhere, coupled with her proven ability to foster innovation and build partnerships on a global scale, makes her ideally suited to accelerate Mattel’s growth in the coming years.”

Said Ms. Georgiadis, “Inspiring children through play and creativity is crucial to early development and no company has done more in that space over many generations than Mattel. As a parent, I have seen this first hand and am honored to be joining the Company at this exciting time of renewed focus.

I look forward to working with the incredibly talented people at Mattel as we build on recent momentum, leverage the unique creativity and passion that exists within Mattel to inspire future generations of children, and deliver on our promises to shareholders.”

Margo Georgiadis

As President, Americas at Google from 2011-2017, Ms. Georgiadis led the company’s commercial operations and advertising sales in the US, Canada, and Latin America. Her prior roles at Google include leading Global Sales Operations and expanding local and commerce businesses.

Ms. Georgiadis has served as Chief Operating Officer of Groupon, Inc., and Executive Vice President of Card Products and Chief Marketing Officer of Discover Financial Services. At Discover, she led the company through a turnaround, revitalizing business performance with award-winning new products, customer experience and marketing. Prior to Discover, Ms. Georgiadis was a partner at McKinsey & Company for 15 years in London and Chicago.

Ms. Georgiadis currently serves on the Boards of Directors of McDonald’s Corporation and Amyris, Inc. She also serves on the boards of non-profit entities including The Economic Club of Chicago and the Ad Council, where she is Board Chair. Previously she served on the Board of The Jones Group Inc.

Ms. Georgiadis has a bachelor’s degree in economics from Harvard College and an MBA from Harvard Business School.

About Mattel

Mattel is a creations company that inspires the wonder of childhood. Our mission is to be the recognized leader in play, learning and development worldwide. Mattel’s portfolio of global consumer brands includes American Girl®, Barbie®, Fisher-Price®, Hot Wheels®, Monster High® and Thomas & Friends®, among many others. Mattel also creates a wealth of lines and products made in collaboration with leading entertainment and technology companies. With a global workforce of approximately 31,000 people, Mattel operates in 40 countries and territories and sells products in more than 150 nations. Visit us online at www.mattel.com.

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Contacts:
News Media	Securities Analysts
Alex Clark	Martin Gilkes
310-252-6397	310-252-2703
alex.clark@mattel.com	martin.gilkes@mattel.com

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